INDEPENDENT MINING CONSULTANTS, INC.
3560 East Gas Road
Tucson, Arizona  85714

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and incorporation by reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-3 to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of our findings included in our report relating to the tonnage and grade estimate of the slag materials at the Clarkdale Slag Project (the “Report”) which appears in the Annual Report on Form 10-K for the year ended December 31, 2009 of Searchlight Minerals Corp.  We concur with the discussion and summary of our Report as it appears in such Annual Report and consent to our being named as an expert in the Registration Statement.

INDEPENDENT MINING CONSULTANTS, INC.

By:	/s/ Herbert Welhener
Herbert Welhener

Dated: October 18, 2010